EXHIBIT 4.6 and 10.3
AMENDMENT NO. 3 TO CREDIT AGREEMENT
This Amendment No. 3 to Credit Agreement (“Amendment”) is dated May 10, 2010 (“Effective Date”) between Tandy Brands Accessories, Inc., a Delaware corporation (“Borrower”) and Comerica Bank, a Texas banking association (“Bank”).
Borrower and Bank entered into a Credit Agreement dated as of February 12, 2008, as amended (“Credit Agreement”) providing terms and conditions governing certain loans and other credit accommodations extended by Bank to Borrower (“Indebtedness”). Borrower and Bank have agreed to amend the terms of the Credit Agreement as provided in this Amendment.
Accordingly, Borrower and Bank agree as follows:
1. Capitalized Terms. In this Amendment, capitalized terms that are used without separate definition shall have the meanings given to them in the Credit Agreement.
2. Amendments. The Credit Agreement is amended as follows:
(a) The following term, which is defined in the Defined Terms Addendum attached to the Credit Agreement, is given the following amended definition:
     “Revolving Credit Maturity Date” shall mean October 31, 2012 or such earlier date on which the Bank’s commitment to fund Loans and to issue Letters of Credit hereunder is terminated pursuant to this Agreement; provided, however, if any such date is not a Business Day, then the Revolving Credit Maturity Date shall be the next succeeding Business Day.
(b) Section 5.17 of the Credit Agreement is amended to read in its entirety as follows:
     “5.17 Acquire Fixed Assets. Acquire or expend for, or commit to acquire or expend for, fixed assets by lease (including any Capitalized Lease Obligations), purchase or otherwise, in an aggregate amount in excess of (i) $5,500,000 in the Fiscal Year ending June 30, 2010, but excluding any fixed assets acquired pursuant to the terms of the Asset Purchase Agreement dated as of April 23, 2009 between Borrower and Chambers Belt Company, as amended by that certain Amended and Restated Asset Purchase Agreement dated as of July 9, 2009, and (ii) $2,000,000 in any Fiscal Year thereafter.”
(c) Section 1.1 of the Financial Covenants Addendum attached to the Credit Agreement is amended to read in its entirety as follows:
     “1.1 Tangible Net Worth. Maintain a Tangible Net Worth as of the end of each of Borrower’s fiscal quarters, to be tested as of the end of each such fiscal quarter, of not less than the amount set forth below for such quarter:
(a)	as of June 30, 2010, $35,000,000;

(b)	as of September 30, 2010, $33,000,000;

(c)	as of December 31, 2010, $36,500,000;

(d)	as of March 31, 2011, $35,000,000;

(e)	as of June 30, 2011, $35,000,000;

(f)	as of September 30, 2011, $33,000,000;

(g)	as of December 31, 2011, $36,500,000;

(h)	as of March 31, 2012, $35,000,000;

(i)	as of June 30, 2012, $35,000,000; and

(j)	as of September 30, 2012 and each quarter thereafter, $33,000,000.
3. Representations. Borrower represents and agrees that:
(a) Except as expressly modified in this Amendment, (i) the representations and warranties set forth in the Credit Agreement and in each related document, agreement, and instrument remain true and correct in all respects, except to the extent that they expressly speak as of a specific prior date, and (ii) the covenants set forth in the Credit Agreement continue to be satisfied in all respects, and are legal, valid and binding obligations with the same force and effect as if entirely restated in this Amendment.
(b) When executed, this Amendment will be a duly authorized, legal, valid, and binding obligation of Borrower enforceable in accordance with its terms.
(c) There is no default continuing under the Credit Agreement, or any related document, agreement, or instrument, and no event has occurred or condition exists that is or, with the giving of notice or lapse of time or both, would be such a default.
4. Conditions Precedent. The effectiveness of this Amendment is subject to Bank’s receipt of all of the following:
(a) this Amendment and such other agreements and instruments reasonably requested by Bank pursuant hereto (including such documents as are necessary to create and perfect Bank’s interest in the Collateral), each duly executed by Borrower; and
(b) such other documents and completion of such other matters as Bank may reasonably deem necessary or appropriate, including those items set forth on the Documentation Checklist attached hereto as Exhibit “A”.
5. No Other Changes. Except as specifically provided in this Amendment, this Amendment does not vary the terms and provisions of any note, mortgage, security agreement, or other document, instrument, or agreement evidencing, securing or relating to the Indebtedness or the Credit Agreement (“Loan Documents”). This Amendment shall not impair the rights, remedies, and security given in and by the Loan Documents. The terms of this Amendment shall control any conflict between its terms and those of the Credit Agreement.

6. Ratification. Except for the modifications under this Amendment, the parties ratify and confirm the Credit Agreement and the Loan Documents and agree that they remain in full force and effect.
7. Further Modification; No Reliance. This Amendment may be altered or modified only by written instrument duly executed by Borrower and Bank. In executing this Amendment, Borrower is not relying on any promise or commitment of Bank that is not in writing signed by Bank. This Amendment shall not be more strictly construed against one of the parties as compared to the other.
8. Confirmation of Lien Upon Collateral. Borrower acknowledges and agrees that Indebtedness and the individual advances under the Indebtedness are secured by the Collateral (as defined in the Credit Agreement) and that the Loan Documents constitute valid, legal, and binding agreements and obligations of Borrower. The Collateral is and shall remain subject to and encumbered by the lien, charge, and encumbrance of any applicable Loan Document, and nothing herein contained shall affect or be construed to affect the lien or encumbrance created by any applicable Loan Document respecting the Collateral, or its priority over other liens or encumbrances.
9. Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.
10. Governing Law. The parties agree that the terms and provisions of this Amendment shall be governed by and construed in accordance with the internal laws of the State of Michigan, without regard to principles of conflicts of law.
11. No Defenses. Borrower acknowledges, confirms, and warrants to Bank that as of the date hereof Borrower has absolutely no defenses, claims, rights of set-off, or counterclaims against Bank under, arising out of, or in connection with, this Amendment, the Credit Agreement, the Loan Documents and/or the individual advances under the Indebtedness, or against any of the indebtedness evidenced or secured thereby.
12. Expenses. Borrower upon request shall promptly pay all out-of-pocket fees, costs, charges, expenses, and disbursements of Bank, including, without limitation, reasonable attorneys’ fees and legal expenses, incurred in connection with the preparation, execution, and delivery of this Amendment, and the other documents contemplated by this Amendment.
13. Counterparts. This Amendment may be executed in one or more counterparts, and by separate parties on separate counterparts, all of which shall constitute one and the same agreement.
[Remainder of Page Intentionally Blank]

     This Amendment No. 3 to Credit Agreement is executed and delivered as of the Effective Date.

Comerica Bank			TANDY BRANDS ACCESSORIES, INC.

By:	/s/ Steven Colwick		By:	/s/ Craig Mackey

	Name:	Steven Colwick		Name:	Craig Mackey
	Title:	Vice President — Texas Division		Title:	Chief Financial Officer
Acknowledgement and Consent of Guarantors
     Each of the undersigned has guaranteed the payment and performance of the Indebtedness by Borrower pursuant to a Guaranty dated as of February 12, 2008 (“Guaranty”). Each of the undersigned acknowledges and consents to the execution, delivery and performance of the foregoing Amendment No. 3 to Credit Agreement and the Amendment No. 1 to Master Revolving Note of even date between Borrower and Bank amending the $27,500,000 Master Revolving Note dated as of October 6, 2009 from Borrower to Bank, and agrees that its guaranty remains in full force and effect. Each of the undersigned further represents that it is in compliance with all of the terms and conditions of its Guaranty.

TBAC INVESTMENT TRUST TANDY BRANDS ACCESSORIES HANDBAGS, INC. TBAC — TOREL, INC.
By:	/s/ Craig Mackey
Craig Mackey, as Vice President of each of the above

Exhibit “A”
DOCUMENTATION CHECKLIST

Borrower:	Tandy Brands Accessories, Inc.

Lender:	Comerica Bank

Guarantor:	TBAC Investment Trust (“TBAC Trust”) Tandy Brands Accessories Handbags, Inc. (“TBA Handbags”) TBAC—Torel, Inc. (“Torel”)

Transaction:	Third Amendment to $27,500,000 (originally $35,000,000) Secured Formula Based Revolving Credit Facility

Effective Date:	May 10, 2010

ITEM
ORGANIZATION DOCUMENTATION

1.	Tandy Brands Accessories, Inc.
(a)	Recertification of Authority

(b)	Certificate of Good Standing
2.	TBAC Investment Trust (“TBAC Trust”)
(a)	Recertification of Authority

(b)	Certificate of Good Standing
3.	Tandy Brands Accessories Handbags, Inc. (“TBA Handbags”)
(a)	Recertification of Authority

(b)	Certificate of Good Standing
4.	TBAC—Torel, Inc. (“Torel”)
(a)	Recertification of Authority

(b)	Certificate of Good Standing
DUE DILIGENCE DOCUMENTATION
5.	UCC and Tax Lien Search
(a)	Borrower

(b)	TBAC Trust

(c)	TBA Handbags

(d)	Torel
LOAN DOCUMENTATION
6.	Amendment No. 3 to Credit Agreement

7.	Amendment No. 1 to Master Revolving Note